EXHIBIT (p)

                                 CODE OF ETHICS

                        TOWNELEY CAPITAL MANAGEMENT, INC.
                                  ECLIPSE FUNDS

Towneley Capital Management, Inc. and Eclipse Funds each subscribes to the ethos that it is the obligation of the entity and its employees to, at all times, place the interests of its clients and shareholders, respectively, first.

Towneley and Eclipse each acknowledges that it is unlawful for any of its affiliated persons in connection with the direct or indirect purchase or sale by that person of a security held or to be acquired by Eclipse to (i) employ any device, scheme, or artifice to defraud Eclipse, (ii) to make any untrue statement of a material fact to Eclipse or to omit to state a material fact necessary in order to make the statements made to Eclipse, in light of the circumstances under which they are made, not misleading, (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Eclipse, or (iv) engage in any manipulative practice with respect to Eclipse.

All personal securities transactions must be conducted consistent with these principles; any actual or potential conflict of interest must be avoided. To this end, we have adopted the following policies:

RESTRICTIONS

1.        Initial Public Offerings (IPOs)

          Investment personnel are prohibited from purchasing or otherwise acquiring any securities in an initial public offering (IPO).

2.        Private Placements

               (a) The purchase by investment personnel of any securities in a private placement requires prior approval from the designated compliance person. This prior approval will take into consideration, among other factors, whether the investment opportunity should be reserved for a client (including Eclipse and its shareholders), and whether the opportunity is being offered to the individual because of his or her position with Towneley.

               (b) Investment personnel who have been authorized to acquire securities in a private placement are required to disclose to the Investment Committee that investment when they take part in any subsequent consideration of an investment in the issuer on behalf of Eclipse or another client.

               (c ) In such circumstances, the decision to purchase securities of the issuer for Eclipse or another client will be subject to an independent review by investment personnel with no personal interest in the matter.

3. Blackout Periods

               (a) No access person may execute a securities transaction on a day during which any investment company has a pending buy or sell order in that same security until that order is executed or withdrawn.

               (b) No portfolio manager may buy or sell a security within seven calendar days before and after an investment company that he or she manages trades in that security. Any profits realized on trades within the proscribed periods will be required to be disgorged, and paid to Eclipse for the benefit of its shareholders, to other client accounts, or to charity as appropriate and practicable.

4.  Short -Term Trading Profits

               As a rule, no investment personnel may profit from the purchase and sale, or sale and purchase of the same or equivalent securities within 60 calendar days. Under certain circumstances (e.g., tax considerations, personal necessity to raise cash) the Chairman of the Investment Committee may, from time to time, permit a short-term trade to be effected without penalty.

5.  Gifts

               No investment personnel may receive any gift or anything of more than minimal value from any person or entity that does business with or on behalf of Towneley or of Eclipse.

6.  Service as Director

               No investment personnel may serve on the boards of directors of publicly traded companies without prior authorization from the designated compliance person. This authorization will be based upon a determination that the board service would be consistent with the interests of our clients, including Eclipse and its shareholders. In the relatively small number of instances in which board service is authorized, investment personnel serving as directors will be isolated and excluded from investment-making decisions involving those companies.


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COMPLIANCE PROCEDURES; REPORTING



1.  Preclearance of Trades

               All access persons must "preclear" all trades a) in excess of $25,000 and b) for securities not in the Standard & Poor's 500 Index.

2.  Records of Securities Transactions

               All employees must provide or arrange for the provision of copies of all of their brokerage statements and trade confirmations to the designated compliance person.

3.  Post Trade Monitoring

               All employees must report trades of securities quarterly to the designated compliance person.

4. Disclosure of Personal Holdings by Access Persons

               The designated compliance person will identify all access persons who are required to make the following reports under this Code of Ethics and inform those persons of their reporting obligation.

               (a) Initial Holdings Reports. No later than ten days after becoming an access person, an access person must report to the designated compliance person the title, number of shares, and principal amount of each security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person; the name of any broker, dealer, or bank with whom the access person maintains an account in which securities are held; and the date that the report is submitted.

               Exception to Initial Holdings Report Requirement

               Any person who has become an Access Person before March 1, 2000 need not file an Initial Holdings Report, but must file the first of his or her Annual Holdings Report (defined below) no later than September 1, 2000.

               (b) Quarterly Transaction Reports. No later than ten days after the end of a calendar quarter, an access person must report to the designated compliance person with respect to any transaction during the quarter in a security which the access person had any direct or indirect beneficial ownership the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each security; the nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer or bank with whom or through which the transaction was effected; and the date that the report is submitted.

               Exception to Quarterly Transaction Report Requirement

               To the extent trade confirmations or account statements containing the information set forth above are received by the designated compliance person in the time period required, an access person need not make the requisite Quarterly Transaction Report.

               (c) Annual Holdings Reports. Each access person annually shall provide the following information (which information must be current as of a date no more than thirty days before the report is submitted): the title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership; the name of any broker, dealer, or bank with whom the access person maintains an account in which any securities are hold for the direct or indirect benefit of the access person; and the date the report is submitted.

               Disclaiming Beneficial Ownership

               Any of the foregoing reports may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

               General Exceptions to Disclosure of Personal Holdings

               (a) An access person does not need to report on transactions effected for and securities held in any account over which the person has no direct or indirect influence or control.

               (b) Each of the Independent Trustees of Eclipse need not make (I) an Initial Holdings Report and an Annual Holdings Report and (ii) a Quarterly Transaction Report, unless the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee's security transaction, Eclipse purchased or sold the same security, or Eclipse or Towneley considered purchasing or selling that security.

               It is recognized that Independent Trustees receive reports of portfolio transactions of Eclipse several weeks, at the earliest, after the trades have been executed. They receive no reports of open orders. Therefore, such Trustees generally will not be required to report their securities transactions.

5. Annual Certification of Compliance with Code of Ethics

               All access persons are required to certify annually that they have read and understood the code of ethics, and to recognize that they are subject thereto. Furthermore, access persons are required to certify annually that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.


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ADOPTION AND APPROVAL OF THIS CODE OF ETHICS

1. The Board of Trustees of Eclipse, including a majority of the Independent Trustees, must approve this Code of Ethics and any material changes thereto based on a determination that the Code contains provisions reasonably necessary to prevent access persons from engaging in any conduct prohibited by rule 17j-1(b) under the 1940 Act.

2. Before approving this Code, the Board must receive a certification from Towneley that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

3. The Board must approve a material change to this Code no later than six months after adoption of the change.

4. Before retaining the services of an investment advisor or principal underwriter for Eclipse, the Board must approve that entity's code of ethics.

ADMINISTRATION OF THIS CODE OF ETHICS

1. Towneley and Eclipse will use reasonable diligence and institute procedures reasonably necessary to prevent violation of this Code of Ethics. These procedures will provide for, among other things, review of the Initial, Quarterly, and Annual Holdings Reports by the designated compliance person or other appropriate management or compliance personnel with an eye towards identifying potentially abusive or inappropriate trading patterns or practices of access persons.

2. No less frequently than annually, Towneley must furnish to the Board of Trustees of Eclipse, and the Board must consider, a written report that

         (a) describes any issues arising under the Code of Ethics or related procedures since the last report to the Board, including, but not limited to, information about any significant conflicts of interest that arose involving personal investment policies, any material violations of this Code and any sanctions imposed in response to those violations; and

         (b) certifies that the procedures adopted in connection with this Code are reasonably necessary to prevent access persons from violating the Code.

RECORDKEEPING REQUIREMENTS


Towneley and Eclipse, as appropriate, will each maintain records in the manner and to the extent set forth below at its principal place of business, and will make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

1. A copy of this Code of Ethics, or any version that at any time within the past five years was in effect, will be maintained in an easily accessible place;

2. A record of any violation of this Code, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3. A copy of each report made by an access person pursuant to this Code, including any information provided in lieu of the reports, will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

4. A record of all access persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

5. A copy of each report provided annually to the Eclipse Board of Trustees regarding the administration of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Towneley will maintain a record of any decision, and the reasons supporting the decision, to approve any transaction requiring preclearance under this Code, for at least five years after the end of the fiscal year in which the approval is granted.

DEFINITIONS

1940 ACT:  The Investment Company Act of 1940, as amended.

ACCESS PERSONS: Any director/trustee or officer of Towneley or Eclipse or any employee of either who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by Eclipse, or whose functions relate to the making of any recommendations with respect to the purchases or sales. Also, any natural person controlling Towneley or Eclipse who obtains information concerning recommendations made to Eclipse regarding the purchase or sale of securities by Eclipse.

BENEFICIAL OWNERSHIP: "Beneficial Ownership" generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in rule 16a-1(a)(2) under section 16 of the Securities Exchange Act of 1934, as amended. Beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

DESIGNATED COMPLIANCE PERSON: The Towneley employee designated from time to time to oversee compliance with this Code of Ethics.

INDEPENDENT TRUSTEES: Those Trustees of Eclipse who are not "interested persons" of Eclipse within the meaning of section 2(a)(19) of the 1940 Act.

INVESTMENT PERSONNEL: Any employee of Towneley or Eclipse (or any company controlling either entity) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Eclipse. Also, any natural person who controls Towneley or Eclipse and who obtains information concerning recommendations made to Eclipse regarding the purchase or sale of securities by Eclipse.

PORTFOLIO MANAGERS:  Those who determine securities to be purchased and sold.

PRIVATE PLACEMENTS: Offerings that are exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the 1933 Act.

SEC:  US Securities and Exchange Commission.

SECURITIES: Equities and equity-related securities (including options, warrants and other securities convertible into or exchangeable for another security), and bonds. Open-end mutual funds, direct obligations of the US Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, are not considered securities for reporting purposes. "High quality short-term debt instrument" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (NRSRO).

SECURITY HELD OR TO BE ACQUIRED: (i) Any security which, within the most recent 15 days (a) is or has been held by Eclipse, or (b) is being or has been considered by Eclipse or Towneley for purchase by Eclipse, and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, another security.